Exhibit 14.1

Quepasa Corporation

Code of Conduct and Ethics

I. Purpose

Quepasa Corporation (the “Company”) is committed to promoting high standards of ethical business conduct. The Company has adopted this Code of Conduct and Ethics to promote a culture throughout the Company in which all employees, officers and directors are required to act honestly and with integrity, avoiding conflicts of interest. This Code sets expectations and functions as a guideline, or minimum requirement, applicable to every employee, executive officer and director of the Company. Violations of the law, our corporate policies or this code may lead to disciplinary action, including termination of employment or service with the Company.

II. Requirements Applicable to All Employees, Executive Officers and Directors

The company will provide and it is the responsibility of every employee, executive officer and director to read and understand this Code, and to use it as a guide to the performance of their responsibilities for the Company. Every employee, executive officer and director of the Company has an obligation to:

a)

act with honesty and integrity and using due care and diligence in performing his or her responsibilities to the Company;

b)

avoid unauthorized situations that represent actual or apparent conflicts of interest with his or her responsibilities to the Company, and disclose promptly to a manager or the General Counsel, any transaction or personal or professional relationship that reasonably could be expected to give rise to such an actual or apparent conflict;

c)

comply with applicable laws, rules, and regulations of federal, state and local governments, and of any applicable public or private regulatory and listing authorities;

d)

respect and safeguard the confidentiality of information acquired in the course of his or her work except when authorized or legally obligated to disclose such information. This information includes all non-public information that might be of use to competitors, or harmful to the Company, its advertisers, search partners or its registered users, if disclosed, and may include (i) technical or scientific information about current and future products, services or research, (ii) business or marketing statistics, plans or projections, (iii) earnings and other internal financial data, (iv) personnel information;

e)

share knowledge and maintain skills important and relevant to the performance of his or her duties;

f)

actively promote ethical behavior as a responsible partner among peers in his or her work environment and shall not tolerate any form of discrimination or harassment based on race, color, religion, sex, age, national origin, disability or other factors that are unrelated to the business interests of the Company;

g)

achieve responsible use of and control over all assets and resources entrusted to him or her;

h)

work cooperatively with the Company’s independent auditors in their review of the Company’s financial statements and disclosure documents;

i)

promptly report violations of this Code to the Chief Executive Officer;

j)

understand that he or she is accountable for his or her own compliance with this Code and for compliance by all those under his or her supervision to whom this Code applies, that actual or potential violations of or deviations from this Code should be reported to the Company’s Chief Executive Officer and may result in disciplinary action by the Company, up to and including termination of employment.

III. Compliance, Reporting Violations, and Accountability

All Quepasa Corporation employees are responsible for promptly reporting any issue or concern they believe in good faith may constitute a violation of law, government regulations or this Code. If you believe a violation of this Code has occurred, or is reasonably likely to occur, please contact Quepasa Corporation’s Chief Executive Officer.

You may contact Quepasa Corporation’s Chief Executive Officer:

a)

In person;

b)

By telephone at 310-289-7789

c)

By email at John C. Abbott@gmail.com; or

d)

By sending correspondence to 224 Datura Street, Suite 1100, West Palm Beach, FL 33401 Attn: John Abbott.

The Chief Executive Officer will assess compliance with this Code and determine any appropriate action to take. If you are not satisfied with the Chief Executive Officer’s handling of the issue or concern, or the issue or concern directly involves the Office of the Chief Executive Officer, you may contact the Audit Committee through the Company. Violations of this Code will be viewed as a severe disciplinary matter that may result in personnel actions, up to and including termination of employment. We will not allow any retaliation against a director, officer or employee who acts in good faith in reporting any violation. All reports will be treated confidentially to every extent possible.

IV. Waiver and Amendment; Pre-Approval

Any waiver or amendment of this Code for any director or executive officer must be in writing and may be authorized only by the Board of Directors and will be disclosed to stockholders as required by applicable laws, rules and regulations. Any actions taken by an employee which have been approved in advance by the General Counsel, or in the case of an executive officer, the Audit Committee, shall not be prohibited under this Code and shall not constitute a waiver.